                                                                   EXHIBIT 10.15




                       INDEPENDENT ENERGY UK LIMITED  (1)


                                     -and-


                             ISO (U.K.) LIMITED AND
                       ARCHEAN ENERGY (U.K.) LIMITED (2)


                                     -AND-


                         ALTWOOD PETROLEUM LIMITED (3)


                      ___________________________________

                       FARMOUT AGREEMENT RELATING TO THE
                        UK LANDWARD EXPLORATION LICENCES
                        OF INDEPENDENT ENERGY UK LIMITED
                      ___________________________________

                           LICENCE FARMOUT AGREEMENT
                           -------------------------

THIS FARMOUT AGREEMENT is made the 11th day of January 1999

BETWEEN

(1) INDEPENDENT ENERGY UK LIMITED whose registered office is at 30 Aylesbury Street, London EC1R 0ER (hereinafter called the "Farmor"); and

(2) ISO (U.K.) LIMITED whose registered office is at 4 & 5 North Hill, Colchester, Essex CO1 1EB ("ISO"); and

     ARCHEAN ENERGY (U.K.) LIMITED whose registered office is at 4 & 5 North Hill, Colchester, Essex CO1 1EB ("Archean")

     (the parties of the second part being hereinafter referred to as the "Farmee"); and

(3) ALTWOOD PETROLEUM LIMITED whose registered office is at Chenies House, Altwood Close, Maidenhead, Berkshire, SL6 4PP, UK ("Altwood").

     The Farmor and the Farmee being hereinafter collectively referred to as the "Parties".


WHEREAS:-

(A) The Farmor and Altwood are together the beneficial owners of the entire undivided interest in the Licence Areas.

(B) The Farmor holds a ninety six percent (96%) interest in the Farmin Areas and Option Areas contained within the Licence Areas.

(C) The Farmee has been assigned the rights and liabilities of the Discovery International Group (DIG) in the Letter Agreement by the Assignment Agreement included as Schedule 11 hereto.

(D) The Farmee wishes to earn an interest in the Farmin Areas and an option over the Option Areas by performing the Farmin Works as provided herein.

(E) By a Deed of Cross Indemnity in the form attached hereto as Schedule 9 of even date with the Assignment of Percentage Interests, the Parties have given certain undertakings with respect to the fulfilment of their obligations as Licensees in so far as such obligations affect the Farmin Areas.

(F) The Secretary's confirmation that he has no objection in principle to the arrangements contemplated by this Agreement has been obtained in the letter of 9th December 1998 from the Department of Trade and Industry.


NOW THEREFORE, in consideration of the mutual covenants and undertakings herein expressed the Parties agree as follows:-


1.  DEFINITIONS AND INTERPRETATIONS

1.1  Definitions

     In this Agreement including the recitals, the following terms and expressions shall have the following respective meanings:

     "Abandon"  -  or any derivative of the word "Abandon" means:

                             (a) properly plugging and abandoning a Well in compliance with all applicable Regulations;

                             (b)  site restoration of the Wellsite to the
                                  satisfaction of the terms of the planning consent, and of any governmental body having jurisdiction with respect thereto, and;

                             (c) the furnishing by the Farmee to the Farmor of satisfactory evidence of compliance with the foregoing requirements;

     "Abandonment Costs"  -  means all costs and expenses incurred in or incidental to the Abandonment of a Well and the restoration of a Wellsite;

     "Affiliate"          -  means, with respect to a Party, a person,
                             corporation, company or other legal entity or partnership which controls, is controlled by or is under common control with that Party and, for the purposes of this definition, "control" means the direct or indirect ownership of, or other ability to direct, more than 50% of the voting rights in a corporation, company or other legal entity or partnership;

     "Area"               -  means both a Farmin Area and an  Option Area;

     "Business Day"       -  means any day on which banks in London, England are
                             open to transact commercial business generally, excluding any Saturday, Sunday or bank holidays in England and Wales;

     "Buy-in Agreement"   -  means the "Licence Buy-in Agreement" under which
                             the Farmor has arranged to sell a percentage interest in the Farmin Areas and the right to buy an interest in the Option Areas to the Buy-in
                             Party;

     "Buy-in Party"       -  means Vulcan Energy Limited;

     "Capping and         -  means to install production casing or liner
      Suspension"            and to shut-in the Well and suspend
                             operations in accordance with good oilfield practice, and to secure the wellhead in a lockable cage, and a security fenced area with lockable gate, and the site enclosed by stock proof fencing;

     "Capping Costs"      -  means all costs and expenses incurred in or
                             incidental to the Capping and Suspending of a Well and Wellsite;

     "Complete"           -  or any derivative of the word "Complete" means the
                             acquisition and installation of all tubing, all subsurface equipment necessary to conduct production testing and production, including pump and sufficient tankage, if initially required, to production test the Well, and all other equipment, all procedures and all material necessary for the permanent preparation of a Well for the taking of production up to and including the outlet valve on the wellhead;

     "Completion Costs"   -  means all costs and expenses incurred in or
                             incidental to the Completion of a Well;

     "Condensate"         -  means a mixture of mainly pentanes and heavier
                             hydrocarbons that may be contaminated with sulphur compounds, that is recovered or is recoverable at a Well from an underground reservoir and that may be gaseous in its virgin reservoir state but is liquid at the conditions under which its volume is measured or estimated;

     "Contract Depth"     -  means the lesser of:

                             a)  the depth sufficient to evaluate to the
                                 reasonable satisfaction of Farmor all zones comprised in each of the respective Farmin Areas, down to and including the geological formations set forth in Schedule 3 hereto, and;

                          -  b)  the depths given in Schedule 3 hereto.

     "Contract Operator"  -  means Archean;

     "Crude Oil"          -  means a mixture mainly of pentanes and heavier
                             hydrocarbons that may be contaminated with sulphur compounds, that is recovered or is recoverable from a Well and that is liquid at the conditions under which its volume is measured or estimated and includes all other hydrocarbon mixtures so recovered or recoverable except raw gas and Condensate;

     "Drill"              -  or any derivative of the word "Drill" means the
                             drilling, coring, logging, wireline and drill stem testing of a well to explore for and produce
                             Petroleum;

     "Drilling Costs"     -  means all costs and expenses incurred in or
                             incidental to the Drilling of a Well and, in the case of a Well that is not Capped for the subsequent taking of production, includes the Abandonment Cost of the Well;

     "Effective Date"     -  means the date hereof;

     "Equip"              -  or any derivative of the word "Equip" means the
                             installation of equipment required to produce
                             Petroleum from a Well including, without limitation, a pump or other artificial lift equipment, the installation of flowlines on the Wellsite and production tankage serving such Well, where necessary a heater, dehydrator, separator, compression facilities or other facility for the initial treatment of the Petroleum produced from such Well, in order to treat or prepare such production for transport to market, but excluding costs incurred beyond the point of entry into a gathering system, plant or other common facility;

     "Equipping Costs"    -  means all costs and expenses incurred in or
                             incidental to the Equipping of a Well;

     "Farmin Account"     -  is the joint bank account holding monies to be
                             used for the conduct of the Farmin Works;

     "Farmin Areas"       -  are the seven (7) carve-out areas from the Farmin
                             Licences, Farmin Percentage interests in which are to be earned by the Farmee by drilling the Farmin
                             Wells. Such areas are detailed by the National Grid
                             References in Schedule 2;

     "Farmin Licences"    -  means the UK Landward Petroleum Licences containing
                             the Farmin Areas, as set forth in Schedule 1 hereto;

     "Farmin Percentage"  -  has the meaning attributed  to it in Clause 4.1;

     "Farmin Procedure"   -  means the procedure set forth in Schedule 12
                             hereto;

     "Farmin Period"      -  is the period of time from the Effective Date until
                             the fulfilment of the Farmin Works in accordance with this Agreement;

     "Farmin Well"        -  is any one of the seven (7) wells to be drilled by
                             the Farmee upon the Farmin Areas and constituting part of the Farmin Works, as applicable;

     "Farmin Works"       -  means all work performed by the Farmee in the
                             Drilling to Contract Depth, Capping and Suspension or Abandoning, as the case may be, of a Farmin Well on each of the seven Farmin Areas, including shooting and the processing of at least 150 kilometres of 2D seismic data over the Option
                             Areas;

     "Farmin Works        -  are the costs, and expenses of executing the Farmin
      Costs"                 Works. Such costs to be inclusive of but not
                             restricted to the costs of seismic permitting, access, damages, the seismic survey contract, the drilling site construction and access, the drilling contractor, waste disposal, drilling supplies and fuel, all well evaluation surveys, wireline and drill stem testing, casing, cementing, Capping and Suspension or Abandonment;

     "Finishing Date"     -  is the date upon which any one of the Farmin Wells
                             has been Capped and Suspended or Abandoned in accordance with this Agreement and to the satisfaction of the HSE/DTI;

     "GAAP"               -  means generally accepted accounting principles for
                             the United Kingdom;

     "Gross Proceeds"     -  means the total amount payable by the purchaser of
                             Petroleum at the Gross Sales Price;

     "Gross Revenue"      -  means the difference between Gross Proceeds and the
                             transportation costs incurred or allocated in connection with the applicable Petroleum produced from a Well from the well site to the point of sale, treatment costs to render Crude Oil and Condensate saleable and, if sales of Crude Oil and Condensate are not made at the outlet of the on-site tankage for the particular Well, the transportation of such Crude Oil and Condensate to the point of sale, and for Natural Gas, the actual costs payable to third parties to gather, compress, treat, process and transport such Natural Gas up to the point of sale or, if such gathering, compressing, treatment, processing or transportation facilities owned by the Farmee are used to gather, compress, treat, process or transport such Natural Gas, a reasonable fee, comprised of both operating and return on capital components, for the use of such facilities;

     "Gross Revenue       -  has the meaning attributed to it in Clause 8.4 and
      Interest"              as set forth in Clause 7.1;

     "Gross Sales Price"  -  is the price obtained for the sale of Petroleum produced from the Areas at the point of sale, to a non-Affiliated Company, or else as an arms length transaction at a price which shall never be less than the Market Price, as agreed by the Joint Venture and Gross Revenue Interest Parties or subject to determination by a third party expert acceptable to the Farmor and the Farmee, to be ascertained and funded in accordance with the same procedure provided for in Clause 4.1;

     "HSE/DTI"            -  are the two governmental organisations responsible
                             for granting operational consents and having control over petroleum reservoir matters (the
                             Health and Safety Executive's Offshore Safety
                             Division, and the Department of Trade & Industry's
                             Oil and Gas Division);

     "Joint Operating     -  is an agreement controlling the conduct of
      Agreement"             the Joint Venture and joint operations on the
      (JOA)                  Farmin Areas, the principles of which are given
                             in Schedule 7 and the Accounting Procedure in
                             Schedule 8 hereto;

     "Joint Venture"      -  means the joint venture between the Parties
                             pursuant to the Joint Operating Agreement;

     "Joint Venture       -  a bank account holding all monies of the Joint
      Account"               Venture;

     "Letter Agreement"   -  is the letter of the 27th August 1998, from the
                             Farmor to DIG, signed by Mr W E Evans for the
                             Farmor, and countersigned by Mr John Gunton for the Farmee, and included as Schedule 10 hereto;

     "LIBOR"              -  means the rate announced from time to time as the
                             London Inter-Bank Offering Rate by the main branch of the Licence Operator's principal bank in London, England;

     "Licence"            -  means either or both a Farmin Licence or Option
                             Licence as the context requires;

     "Licence Areas"      -  the areas subject to the UK Landward Petroleum
                             licences held by the Farmor and Altwood at the effective date of this Agreement, as described in
                             Schedule 1 hereto;

     "Licence Operator"   -  is the licensee approved by the Department of Trade
                             & Industry (DTI) to operate the Licence Areas, subject to change under the rules of the Joint
                             Operating Agreement and with the approval of the DTI;

     "Market Price"       -  means the price at which Petroleum is sold or
                             deemed to have been sold which is not unreasonable, having regard to all market conditions applicable to similar kinds, quantities and quality of Petroleum in arm's length transactions at the time of the sale or deemed sale of such Petroleum;

     "Natural Gas"        -  means Petroleum other than Crude Oil and
                             Condensate;

     "Operate"            -  or any derivative of the word "Operate" means to
                             carry out functions and duties of the operator pursuant to the Joint Operating Agreement, together with duties imposed by this Agreement;

     "Operating Costs"    -  means all direct and indirect costs and expenses
                             incurred in or incidental to Operating a Well, exclusive of Drilling Costs, Completion Costs and
                             Equipping Costs pursuant to this Agreement and the Joint Operating Agreement;

     "Option Areas"       -  mean the Areas covered by the option rights of the
                             Farmee and Buy-in Party, such Areas being detailed in Schedule 4 hereto, and Clause 11.1(b) hereof;

     "Option Licences"    -  means the UK Landward Petroleum Licences of the
                             Farmor containing the Option Areas, as set forth in
                             Schedule 4, and Clause 11.1(b) hereof;

     "Option Well"        -  means a Well Drilled by the Farmee on an Option
                             Area;

     "Option Work         -  means all work performed by the Farmee  in the
      Programme"             Drilling, Capping and Suspension or Abandoning,
                             as the case may be, on all Option Wells on any of the Option Areas;

     "Option Work         -  means the costs and expenses of executing
      Programme Costs"       the Option Work Programme;

     "Party"              -  means a Party to this Agreement and "Parties"
                             means all of them;

     "Paying Interest"    -  means, for each operation, a Party's proportionate
                             share (expressed as a percentage) of all the costs and expenses incurred or payable in respect to the applicable operation as set forth in Clause 7.1;

     "Payout"             -  means:

                             a) in respect to the Farmin Works, that the Farmee has received out of its share of the Gross Revenue from the Farmin Wells all Farmin Works Costs, and Operating Costs incurred in respect of all Farmin Wells up to that time, and;

                             b) in respect to the Option Work Programme, that the Farmee has received out of its share of the Gross Revenue from the Option Wells, the Option Work Programme Costs and Operating Costs incurred in respect to such Option Work Programme up to that time;

     "Payout Date"        -  the date of the full Payout from the Gross Revenue
                             from one or more Petroleum discoveries made within the Farmin Areas, or the Option Areas, as the case may be.

     "Permitted           -  means:
      Encumbrances"
                             a) liens for taxes, assessments or governmental
                                charges which are not due or delinquent;

                             b) liens incurred or created in the ordinary course
                                of business as security in favour of any other person who is conducting the development or operation of the property to which such liens relate for the party's share of the costs and expenses of such development or operation which are not due or delinquent;

                             c) mechanics', builders' or materialmen's liens in
                                respect of services rendered or goods supplied for which payment is not due;

                             d) easements, rights of way, servitude's or other
                                similar rights in land (including, without limitation, rights of way and servitude's for railways, sewers; drains; gas and oil pipelines; gas and water mains; and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

                             e) the right reserved to or vested in any
                                municipality or governmental or other public authority by terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

                             f) governmental requirements of general
                                application, including, without limitation, those respecting production rates or other operational matters;

                             g) the terms and conditions of the Licences;

    "Petroleum"           -  shall have the meaning set out in the 1934
                             Petroleum (Production) Act;

    "Regulations"         -  means all statutes, laws, rules, orders,
                             regulations or directives in effect from time to time and made by any governmental authority having jurisdiction over the Parties, the Licenses, the surface rights, and the operations to be conducted thereon;

    "Replacement  Farmin  -  has the meaning attributed to it in Clause 10;
    Well"

    "Secretary"           -  means the Secretary of State for Trade and Industry
                             of the United Kingdom;

    "Spud"                -  means that a drilling rig of adequate capacity to
                             drill the Farmin Well or Option

                             Well to Contract Depth, as the case may be, is rigged upon the well site and a drilling bit has penetrated the surface;

    "Substitute Farmin    -  has the meaning attributed to it in Clause 2.2;
     Well"

     "Well"               -  means the well or wells Drilled or to be Drilled by
                             Farmee pursuant to the provisions of this Agreement; and ;

     "Wilful Default"     -  has the meaning given in Clause xiv(b) of Schedule
                             7; and

     "Working Interest"   -  means a Party's interest, expressed as a
                             percentage, in the Licences, Areas and the Petroleum produced from the applicable Wells.

1.2  Interpretations

a) References to documents in the form of those contained in Schedules 5 and 6 shall be construed as references to such documents subject to such amendments as may be requested by the Secretary and as are approved by the Parties, such approval not to be unreasonably withheld.

b) Except as the context otherwise requires, references in this Agreement to Clauses, sub-Clauses, Recitals or Schedules are to clauses, sub-clauses, recitals or the Schedules to this Agreement.

c) The headings in this Agreement are for convenience only and shall not affect the construction, interpretation or validity of this Agreement.

d)  Reference to the singular includes a reference to the plural and vice versa.


1.3  The following Schedules are attached to and made part of this Agreement:

     Schedule 1 UK Landward Area Licence Interests of Independent Energy UK Limited

     Schedule 2    Carve-out Areas for the Farmin Areas

     Schedule 3 Farmin Wells - The Well Depths and Bottom Hole Geological Formations

     Schedule 4 Carve-out Areas for the Exploration Leads of the Seismic Option Areas

     Schedule 5    Deed of Assignment of the Licence

     Schedule 6    Assignment of Percentage Interest

     Schedule 7    Principles of Joint Operating Agreement

     Schedule 8    Accounting Procedure

     Schedule 9    Deed of Cross Indemnity

     Schedule 10   Letter Agreement of 27th August 1998

     Schedule 11   Assignment Agreement
                   (DIG to Archean/ISO)

     Schedule 12   Farmin Procedure

     Schedule 13   Farmor's Existing and Planned Production Projects


1.4  Precedence

(a) If a term or provision contained in the Body of this Agreement conflicts with a term or provision contained in any Schedule, the term or provision in the Body of this Agreement shall prevail. Schedules 10 and 11 are for information purposes only and shall not affect the construction, interpretation or validity of this Agreement.

(b) If a term or provision contained in the Licences conflicts with a term or provision of this Agreement, the term or provision in the Licenses shall prevail.


1.5  No Partnership

     Nothing herein contained shall be construed as creating a partnership or association of any similar kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party.


1.6  Currency

     All reference to monetary amounts in this Agreement shall be in the lawful currency of England and Wales unless specified otherwise.

1.7  Computation of Time

     Except where expressly provided otherwise herein, the reference in this Agreement to a period of time from a specific day to a later specific or defined day shall not count the day on which such period commenced and shall include up to 4:00pm on the day on which such period ends, provided that, if any such period would otherwise end on a day which is not a Business Day, then such period shall be extended to 4:00pm on the first Business Day after the day on which such period would have otherwise ended.


1.8  References to Time

     Except where expressly provided otherwise herein, all references to any time of day shall refer to local time in LONDON, ENGLAND.


1.9  Liability of Farmee

(a) Where the terms "Farmee", "ISO" and "Archean" are used in this Agreement, the applicable obligations and liabilities shall be the several, and not joint nor joint and several obligations and liabilities, of ISO and Archean. ISO and Archean shall bear and assume all obligations of the Farmee under this Agreement as to ninety (90) percent for ISO and ten (10) percent for Archean.

(b) The Farmor shall be entitled to deal solely with Archean, as representative of the Farmee, whose decisions will be binding on the Farmee, in respect of all matters, operations or elections arising under this Agreement. The Farmee may change the Party so nominated to ISO by written notice to the Farmor and with the written consent of Farmor, which shall not be unreasonably withheld, provided that, the Farmor shall not be obligated to deal with more than one Party.


2  FARMEE'S OBLIGATIONS

2.1 The Farmee hereby undertakes to the Farmor, Altwood and the Buy-in Party, that subject as hereinafter set forth, the Farmee shall conduct the Farmin Works, and with the benefit of all funds deposited in the Farmin Account, bear and hold harmless and indemnify the Farmor and the Buy-in Party., against one hundred percent (100%) of the Farmin Works Costs, to the extent of the indemnity set forth in Clause 18;

2.2 If necessary, because of mechanical problems or bad hole conditions of whatever kind with the Drilling, other than impenetrable geological formations, the Farmee shall undertake the re-Spudding and re-Drilling of any such Farmin Well ("Substitute Farmin Well").


3  EXECUTION OF THE FARMIN WORKS

3.1 The 150 km of 2D seismic programme shall be of mutually agreed suitable technical specification for the requirements of each Option Area, and shall commence as soon as practicable following:

     (a)  the execution of this Agreement and;

     (b) the deposit by the Farmee of the second payment of nine hundred and twenty two thousand five hundred and twenty eight pounds and forty one pence Sterling (Pounds)922,528.41 into the Farmin Account, as set forth in Clause 6.

3.2 The Farmin Wells drilling programme shall, unless otherwise agreed with the Farmor, or as may be required by the Regulations, be conducted by the Farmee as a continuous drilling programme. The Farmin Wells drilling programme is based upon the Farmee using one (1) drilling rig and shall be a continuous programme which shall commence with the three Weald Basin wells, and then progress from Fenwick in the East Midlands to the drilling of the three Lancashire Plain Prospects as the last of the Farmin Wells. The Farmee may elect to use more than one (1) drilling rig thereby increasing the pace and changing the order of the drilling programme, as long as the Mythop and Plumpton prospects on the Lancashire Plain are the last of the Farmin Wells to be Drilled.

3.3 The Spudding of the first of the Farmin Wells shall be within ninety (90) days of the Effective Date of this the Buy-in Agreement, unless otherwise agreed by the Farmor, or as may be required by the Regulations. If any of the Farmin Works are delayed as may be required by the Regulations, the Farmee's obligation to conduct the delayed portion of the Farmin Works shall be suspended for such period of delay.


4  EARNING OF FARMIN PERCENTAGE

4.1 Upon a Farmin Well being Drilled to its Contract Depth and after Capping and Suspension or Abandonment, the Farmor shall assign a thirty two percent (32% of 100%) interest out of its Working Interest in the particular Farmin Area to the Farmee ("the Farmin Percentages"). If a Farmin Well encounters an impenetrable geological formation as agreed by the Farmor and Farmee, the Farmee shall be deemed to have drilled such Farmin Well to its Contract Depth. If the Farmor and Farmee are unable to agree, then the presence of an impenetrable geological formation shall be determined by an independent drilling engineering consultant whose fees would be charged to the Joint Venture Account. If the Parties are unable to agree upon the choice of such independent expert within forty eight (48) hours, they shall forthwith request the President of the Institute of Petroleum, London, to forthwith appoint the same, and such appointment shall be binding upon the Parties.

4.2 If the Spudding or Drilling of a Substitute Farmin Well becomes necessary, the Parties shall in good faith use their reasonable endeavours to agree unanimously on a new location for the drilling thereof if impracticable from the same surface site.

4.3 The obligations of the Farmee with respect to a Farmin Well shall apply mutatis mutandis to any Substitute Farmin Well drilled in substitution therefor including, without limitation, its obligations to contribute to the Farmin Account for the Farmin Works Costs in accordance with Clause 2.1 above, and Clause 6.


5  ACTION BEFORE FINISHING DATE

     Until the Finishing Date of each Farmin Well the Farmee shall use all reasonable endeavours to ensure that the Farmor shall receive all technical data and information relating to the Farmin Works on the Farmin Areas.


6  THE FARMIN ACCOUNT

     The Farmee hereby consents to the setting up of the Farmin Account by the Farmor and the Farmee, into which the Farmee has deposited the (Pounds)202,471.59 initially held in trust by the Farmor's solicitors. The Farmor has agreed to deposit (Pounds)2,250,000.00 in the Farmin Account upon concluding the Buy-in Agreement. The Farmee shall make a further deposit of (Pounds)922,528.41 into the Farmin Account. Such deposits shall be made within four (4) Business Days of the Farmor notifying the Farmee of the execution of the Buy-in Agreement. Such funds to be used for the conduct of the Farmin Works, whether of a Drilling or seismic surveying nature. Any withdrawals of monies from such account shall require the approvals and signatures of the Farmee and the Farmor. The Farmee may use any or all of the Farmin Account to carry out the Farmin Works, and shall add to the Farmin Account whatever additional funds may be required for the completion of the Farmin Works. Any funds remaining in the Farmin Account after the satisfactory completion of the Farmin Works in accordance with this

     Agreement, shall be paid to the Farmee, and may be used for any purpose the Farmee may determine, in its sole discretion.

7  FARMIN PERCENTAGES

7.1  The Farmee

     In consideration of the Farmee fulfilling its obligations hereunder and subject to the necessary consents and approvals of the Secretary, the Farmor shall, as each Farmin Well is Capped and Suspended or Abandoned, grant and assign to the Farmee the Farmin Percentage in the Farmin Area on which the said Farmin Well was Drilled and solicit the consent and approval of the Secretary to a Deed of Assignment of Licence for the appropriate Licence in respect thereof, and shall grant and assign to the Farmee the Farmin Percentages so that before and after the Payout Date the Paying and Working Interests in the Farmin Area in and under the particular Licence and the Joint Operating Agreement shall be:-


  PARTY                                      PERCENTAGE INTERESTS
---------------------------------------------------------------------------------------------------
                                      BEFORE PAYOUT                             AFTER PAYOUT
---------------------------------------------------------------------------------------------------
                    PAYING              WORKING               GROSS        PAYING         WORKING
                                                             REVENUE
---------------------------------------------------------------------------------------------------
ISO                90.0                 45.0 )  *               -           28.8            28.8
Archean            10.0                  5.0 )                               3.2             3.2
            (less (Pounds)2.25M)
---------------------------------------------------------------------------------------------------
Buy-in Party      (Pounds)2.25M         50.0*                   -           24.5            22.5
---------------------------------------------------------------------------------------------------
Farmor              0.0                  0.0                  13.0          43.5            41.5
---------------------------------------------------------------------------------------------------
Altwood             0.0                  0.0                   2.0           0.0             4.0
---------------------------------------------------------------------------------------------------
TOTALS            100.0                100.0                  15.0         100.0           100.0
---------------------------------------------------------------------------------------------------

*      Subject to one half of the 15% GRI.

7.2  The Buy-In Party

(a) Notwithstanding the provisions of Clause 21 below, the Farmee acknowledges that the Farmor has designated the Buy-In Party as the person who will be entitled to acquire an interest in the Licences and Areas by the payment of (Pounds)2.25 million upon execution of the Buy-in Agreement. The Parties agree that it shall be a condition to the assignment, transfer and conveyance of the applicable interests in the Licences and the Areas that the Buy-in Party become a party to the applicable Joint Operating Agreements and to pay its Paying Interest share of operations after the applicable Finishing Date. If the Buy-in Party opts not to acquire an interest in any Option Area as provided herein, the interests allocated to the Buy-in Party shall be made available to ISO and Archean on a 90%/10% basis for the further earning of those interests by ISO and Archean, in accordance with Clause 11.4(a).

(b) If the Buy-in Party fails to carry out its (Pounds)2.25 million payment obligation as indicated in Clause 7.2 (a) above, for whatever reason, then the Farmee shall have a ninety (90) day period to elect to take up the Buy-in Party's interests and financial obligations. Such 90 day period to commence from the date of the notice of such failure given by the Farmor to the Farmee and the Buy-in Party. Farmee's obligation to conduct the Farmin Works shall be suspended for such ninety (90) day period. If Farmee does not elect to take up the Buy-in Party's interests and obligations, the Farmee may withdraw from this Agreement, have returned to it any funds it deposited into the Farmin Account and shall be released from all liabilities and obligations in connection with this Agreement".


8  GROSS REVENUE INTERESTS AND PAYOUT

8.1 If Petroleum is produced from the Farmin Areas, the Farmee shall until Payout of the Farmin Works Costs receive fifty percent (50%) of the Gross Revenue thereof.


8.2 The Farmor and/or Altwood shall, at their option, continue to hold the Gross Revenue Interests until the Payout Date, or until the end of the production of Petroleum from the Farmin Areas.


8.3 The Farmor and Altwood shall, with respect to any Farmin Area, have the option to continue on the basis of their Gross Revenue Interests or, in accordance with the provisions of Clauses 8.4, 8.5 and 8.6 below, to convert such Gross Revenue Interests to the after Payout Paying and Working Interests, as set out in Clause 7.1.


8.4 The Gross Revenue Interests shall provide for the payments by the Farmee to the Farmor and Altwood of six and a half (6.5) percent and one (1) percent respectively of Gross Proceeds. Such payments shall be subject only to the deduction from the Gross Proceeds attributable thereto, of the transportation costs of the Petroleum and/or other substances produced.


8.5 The Farmor and Altwood shall each have the right to exercise such option to convert to an after Payout Paying and Working Interest with respect to each and any discovery made on the Farmin Areas. Such options shall with respect to each Farmin Area be separately exercisable at any time from the date of the decision pursuant to the relevant Joint Operating Agreement to appraise and/or develop any discovery arising from the execution of the Farmin Works until the Payout Date. If the Payout Date precedes the date of the decision to appraise and/or develop any of the Petroleum discoveries, then the date on which the said option may be exercised shall be on or before the date of such decision.


8.6 Election by the Farmor and/or Altwood pursuant to Clause 8.5 to convert to after Payout Paying and Working Interests at the Payout Date, shall cause the Farmor to refund to the Farmee, within 30 Business Days after the date of such election the proportionate part of its capital expenditure to provide equipment and facilities for Petroleum production beyond those provided by the Farmin Works as though the Farmor and/or Altwood had elected to convert to a Working Interest at the time of the agreement to appraise and/or develop that Petroleum discovery. Upon written request by the Farmor the Farmee shall supply the Farmor with full details of such capital expenditures prior to the Farmor making such election. If such election takes place before the Payout Date, then the Farmor and Altwood shall continue to receive only their Gross Revenue Interest payments until the Payout Date.


9    ASSIGNMENT DOCUMENTATION AND JOINT OPERATING AGREEMENT

9.1 Promptly following the Finishing Date of each Farmin Well and subject only to the necessary consent and approval of the Secretary, the relevant Parties shall, in respect of the relevant Farmin Area, execute a Deed of Assignment of the Licence, and an Assignment of Percentage Interest, each substantially in the forms set out in Schedule 5 and 6 hereto respectively, subject only to any amendments required by the Secretary.


9.2 Prior to the Spud of each Farmin Well the Parties shall be subject to and execute a Joint Operating Agreement in a form providing, inter alia, for the principles set out in Schedule 7 to provide for the conduct of joint operations in respect of the relevant Farmin Area. If a Joint Operating Agreement is not signed prior to the Spud Date of each Farmin Well, the Farmees shall have the right to delay the Spud Date until the Joint Operating Agreement is signed by the Parties, and the Farmee's obligation to conduct the Farmin Works shall be suspended until such Joint Operating Agreement is fully signed.

9.3 In the event of a conflict with respect to the matters herein provided between the provisions of this Agreement and the Joint Operating Agreement the provisions of this Agreement shall prevail.

10  REPLACEMENT WELLS

     If it is agreed by the Farmor and Farmee that extenuating circumstances such as the failure to obtain planning consent even upon appeal or from an alternate surface site prevent the Drilling of any of the Farmin Wells, a Replacement Farmin Well may be proposed by the Farmee for the approval of the Farmor, such approval not to be unreasonably withheld. Such replacement well shall be selected from amongst the ten (10) Option Areas or from any other exploration leads or prospects identified on the Licence Areas as set forth in Clauses 11.1 and 11.2 below.


11   SEISMIC OPTION AND FURTHER OPTIONS

11.1 In consideration of the fulfilment by the Farmee of its obligations under this Agreement the Farmor hereby grants to the Farmee the following option rights and offers of participation:-

     (a) an option to earn an interest in respect of each of the ten (10) areas within the Option Areas under the farmout percentage terms provided in Clauses 11.3 and 11.4; and

     (b) the continuing option to earn into further areas located within the remainder of the Farmor's current Licence Areas, with the exception of the Farmor's existing producing and planned production projects, in and under the Licences, as set out in Schedule 13. Such option shall be exercised upon the same farmout percentage terms, provided in Clauses 11.3 and 11.4. Such continuing option rights may be exercised by the Farmee until the 31st December 2000. All Option Wells that the Farmee subsequently elects to drill hereunder and under Clause 11.1(a) shall be spudded before 31st December 2001, unless otherwise agreed by the Farmor, such agreement not to be unreasonably withheld, or as may be delayed by the Regulations. The Farmee or Buy-in Party shall not be required to drill any of the Option Areas of Clause 11.1(a) to exercise its rights under this Clause 11.1(b).

     (c) If the Farmor should offer any farmin or buy-in opportunity involving its current or future production projects on lands excluded from this Agreement, as listed and described in Schedule 13, then the Farmee shall be granted the initial but non-exclusive opportunity to evaluate and earn an interest in the same.

11.2 The Drilling of an Option Well upon any further option area under Clause 11.1(b) shall provide for the Farmee and Buy-in Party, having elected to participate in such activity, an interest as provided in Clauses 11.3 and 11.4, in an area enclosing the maximum area of closure of the drillable prospect or an area of twenty (20) square kilometres, whichever is the larger. If in any Petroleum discovery made by such Drilling the field limits, as defined in the field development plan application to the Department of Trade and Industry, shall extend beyond the initial earned area, then such area shall be extended to include the full field area as defined by the Department, as long as such extended area is included in Petroleum rights under licence to the Farmor.


11.3 The Farmee, and the Buy-in Party would have the right to participate together in the Option Areas and Licence Areas on the same terms as set forth in this Agreement. For the avoidance of doubt such funding shall be on the part of the Buy-in Party the provision of no more than 50 percent of the deemed cost of the Option Work Programme to acquire an after Payout
      22.5 percent Working Interest and a 24.5 percent Paying Interest in the applicable Option Areas and Licence Areas and on the part of the Farmee the provision of the remainder of the required funding to finish the Option Work Programme to earn an after Payout 32 percent Working Interest and Paying Interest in the applicable Option Areas and Licence Areas. The deemed cost of the Option Well programme shall be agreed by the Farmee and Farmor. If the Parties cannot agree upon the deemed cost of the Option Work Programme, such cost shall be determined by an independent drilling engineer appointed by mutual agreement of the Parties, whose fees would be charged to the Joint Venture Account. If the Parties are unable to agree upon the choice of such drilling engineer by forty-five (45) days prior to the date upon which the option is to be exercised, they shall forthwith request the President of the Institute of Petroleum, London, to forthwith appoint the same, and such appointment shall be binding upon the Parties.


11.4 In the event that the Buy-in Party or Farmee opts not to participate in one or more of the Option Areas, then either of such Parties would have the right to proceed alone by:-

      a) the Farmee funding the full actual cost of the applicable Option Wells to earn an after Payout 56.5 percent Paying Interest and a 54.5 percent Working Interest in the applicable Option Areas; and

      b) the Buy-in Party funding the full deemed cost of the applicable Option Wells to earn an after Payout 47 percent Paying Interest and a 45 percent Working Interest in the applicable Option

          Areas, provided that the Farmor agrees to bear the risk of any actual costs in excess of the deemed full cost of such Option Wells.

11.5 The Farmor, using the seismic data acquired under the Farmin Works, together with other previous seismic and well data, shall interpret the same and make a proposal to the Farmee and the Buy-in Party of those Option Areas worthy of Drilling by further Farmin and Buy-in Party funding. The Farmor would subsequently make a further proposal or proposals concerning Drilling under the further option rights of the Farmee and Buy-in Party as under Clause 11.1(b). Any other such seismic reprocessing and interpretational work carried out by the Farmee on its own behalf, or jointly with the Buy-in Party, shall be for its own account, and such work, its results and conclusions shall be supplied to the Farmor as soon as it shall be available to the Farmee.

11.6 If the Farmee's obligation to conduct the Farmin Works or Option Work Programme are suspended in accordance with the terms of this Agreement, such period of suspension shall give an equal period of extension of the final Option Well Spud date given in Clause 11.2(b), provided that such extension period shall be no longer than twelve (12) months.


12    OPERATORSHIP

12.1 The Farmin Works, with the exception of those activities detailed in Clause 12.2 below, shall be operated by Archean on behalf of the Farmees the Buy-in Party and the Farmor, in accordance with the Farmin Procedure of Schedule 12. Such performance by Archean shall be as a Contract Operator on behalf of the Farmor, the Licence Operator. Archean shall obtain and maintain in full force and effect throughout the Farmin Period the appropriate insurance cover for the operation of the Farmin Works, to be paid for out of the Farmin Account. Such Insurance to include without limitation, third party liability and pollution clean-up insurance, automobile liability, comprehensive general liability, aircraft liability and well control insurance, as further detailed in Schedule 12.


12.2 During the Farmin Period, the Farmor shall continue to operate on behalf of and with the approval of the Farmee, all geological, geophysical and lands aspects of the Farmin Works including:-

      a)  wellsite geological control and reporting;

      b)  preparation of the after well report books;

      c) geological/geophysical evaluation of the well results of the Farmin Works and the consequences for further activities. This and items a) and b) above to be for the Joint Venture Account, and paid in accordance with the After Payout Paying Interests in Clause 7.1;

      d) preparation for and the supervision of the 150 kms of mutually agreed technically suitable 2D seismic survey work. In this the Farmor shall solicit contractor's bids and select the contractor with the approval of the Farmee, acting reasonably, so that possible cost savings may be made consistent with obtaining seismic data of acceptable quality as appropriate to the seismic acquisition problems of each survey area. Such costs to be for the Farmin Account; and

      e) lands/legal work in order to secure the planning consents and site lease agreements with landowners for the Farmin Wells. Such activities shall be for the sole cost and expense of the Farmor and shall include the site lease costs to the Finishing Date of each Farmin Well. Thereafter such reasonable costs shall be for the Joint Venture Account.


12.3 Archean shall continue to carry out the function of Contract Operator for any drilling activities on the Areas covering any Petroleum discovery resulting from the Farmin Works. In addition, Archean shall be Contract Operator for any Crude Oil production operations on such Areas.

12.4 The Farmor shall be the Operator for any Natural Gas and Condensate production operations on the Areas.


13    Technical Data

      The Farmor shall as soon as is reasonably practicable, provide the Farmee with copies of all relevant well and seismic data covering the Farmin Areas, Option Areas and Licence Areas in whatever form currently available to the Farmor at the reproduction cost. The provision of such technical data shall be for the Farmee's sole use in evaluation of the Farmin Areas, Option Areas and Licence Areas, and shall not convey any proprietary rights in such to the Farmee. Proprietary rights in technical data acquired in the performance of the Farmin Works shall be held pro-rata to the after Payout Working Interest percentage shown in the table set out in Clause 7.1 above.


14  FARMOR'S REPRESENTATION AND WARRANTIES

14.1 The Farmor represents and warrants to the Farmee that, as at the date hereof:-

      (i)    the Licences are valid and subsisting and in full force and effect;

      (ii) subject to the provisions of the Licences, the Joint Operating Agreement and this Agreement and any Permitted Encumbrances, the Licences are not subject to any lien, charge or other subsisting encumbrance;

      (iii) all Licence work programmes have been fulfilled in a timely fashion, or the consent of the Department of Trade & Industry has been obtained for any delay in such fulfilment, and the Licences are not subject to cancellation, reduction, relinquishment or termination within the next 12 months, other than EXL 269, and EXL 288, which undergo the mandatory fifty (50) percent relinquishment at the end of their first term as Petroleum Exploration and Development Licences.

       (iv) any royalty payments (or delivery of Petroleum in lieu of royalties) and licence rentals which it is required to make to the Secretary have been properly made;

       (v) all returns required in respect of the Licences to be made to the Secretary have been properly made;

       (vi) it is not involved in, or aware of any threat of, any proceedings, claims or arbitration or other matter which could lead to the Licences being revoked;

      (vii) it has all requisite corporate powers to execute this Agreement and to perform its obligations hereunder and such execution and performance has been duly authorised by all appropriate corporate action and will not constitute a breach of any arrangement or agreement to which it is a party;

     (viii) it has obtained all relevant rights including Wellsite lease agreements from owners or occupiers of land to Drill upon the Wellsites for the conduct of the Farmin Works as provided for herein, with the current exceptions of the Lingfield and Preesall Wellsites still under ongoing negotiations with the landowners;

      (ix) it has obtained all relevant local authority planning consents to permit the conduct of the Farmin Works as provided for herein;

       (x) it has obtained all relevant approvals from environmental control authorities to permit the conduct of the Farmin Works, and that to the best of its knowledge and belief there is no administrative action or procedure pending or planned to revoke or modify the same. The Farmor is not aware of any material environmental damage or non-compliance with environmental laws or regulations related to the Areas.

       (xi) It has good and marketable title to the Licences and the site leases in respect of the Areas, except the site leases for the Lingfield and Preesall Well sites for which it will make reasonable efforts to obtain.


14.2 Altwood represents and warrants to the Farmee that, as at the date hereof, it has all requisite corporate powers to execute this Agreement and to perform its obligations hereunder and such execution and performance has been duly authorised by all appropriate corporation action and will not constitute a breach of any arrangement or agreement to which it is a party.


15    FARMEE'S REPRESENTATION AND WARRANTIES

      Each of ISO and Archean represents and warrants that, as at the date hereof, with respect to itself only, it has all requisite corporate powers to execute this Agreement and to perform its obligations hereunder and such execution and performance has been duly authorised by all appropriate corporate action and will not constitute a breach of any arrangement or agreement to which it is a party.


16    PARENT COMPANY GUARANTEES

      Each of the Farmor, ISO and Archean shall procure the issue by its parent company of a guarantee ("Parent Company Guarantee") guaranteeing the due performance of all their respective responsibilities and obligations under this Agreement. Failure or inability of the Farmee or Farmor to provide such Parent Company guarantee shall entitle the Farmor or Farmee as the case may be to terminate this Agreement forthwith without prejudice to any rights or remedies available to the Farmor or the Buy-in Party or Farmee as the case may be arising as a result of such failure or inability by a Party to provide such Parent Company Guarantee.


17  TITLE AND ENCUMBRANCES

     Maintaining Title - Earning Phase

     For the period from the Effective Date until the Farmee has earned an interest in the Farmin Areas and/or the Option Areas pursuant to the Agreement or its right to do so ceases or the Agreement is terminated, whichever occurs first, the Farmor shall not grant any interests in the Farmin Areas or Option Areas and shall do all things necessary to maintain the relevant Licence, and not do or cause to be done any act or omission whereby the same shall become encumbered, terminated or forfeited, unless termination shall be according to the terms and conditions of the relevant Licence.


18  LIABILITY AND INDEMNITY

18.1  Farmee Indemnity

     The Farmee shall:

     (a) be liable to the Farmor for all losses, costs, damages and expenses whatsoever (whether contractual or tortious) which the Farmor may suffer, sustain, pay or incur;

     (b) indemnify and hold harmless the Farmor and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Farmor, its directors, officers, agents and employees or which they may sustain, pay or incur; and

     insofar as such matters are either a direct result of any act or omission of Wilful Default of the Farmee with respect to the Farmin Works or the Option Works Programme, as the case may be, provided that, the Farmee shall not be liable to, or be required to indemnify and hold harmless, the Farmor and its directors, officers, agents and employees to the extent that the particular act or omission was done or was omitted to be done in accordance with the instructions of or the concurrence of the Farmor.


18.2  Farmor's Indemnity

     Where the Farmor conducts operations or activities with respect to the Areas, the provisions of Clause 18.1 shall apply mutatis mutandis for the benefit of the Farmee.


18.3  Limitation

(a) No Party shall be liable hereunder for any indirect, consequential or punitive damages or for any loss of profit, loss of product or loss of use or other business interruption.

(b) Farmee shall have no liability hereunder for losses, costs, damages and expenses that result from Farmor's failure to obtain and maintain all relevant Licences, surface leases, planning consents and approvals that are required to conduct the Farmin Works.


19  DEFAULT

19.1  Farmor's Remedies In The Event Of Default

      (a) If the Farmee defaults in any of its obligations hereunder, subject to Clause 18.3(b) and this Clause 19, the Farmor may give the Farmee notice stating the nature of that default. If the Farmee fails to commence to remedy that default within 30 days after receipt of such notice or fails to continue to remedy that default with all due diligence thereafter, the Farmor may, by notice to the Farmee, terminate all or any interest of the Farmee acquired, pursuant to this Agreement, in the Farm-in Area to which the default applies.

      (b) If the Farmee fails to carry out the Farmin Works and such failure by the Farmee is not caused by a breach of any provision of this Agreement by the Farmor, then, subject to the same notice and remedy provisions as those of Clause 19.1(a), the Farmee shall forfeit any rights to any monies remaining in the Farmin Account and the Farmor shall have a ninety (90) day period in which to elect to take up such interest and obligations of the Farmee in any unDrilled Farmin Areas, or to return any funds remaining in the Farmin Account to the Buy-in Party.

      (c) If the default is with respect to conditions subsequent to the Farmee earning an interest in the Farm-in Areas, no such termination shall apply to any portion of the applicable Farm-in Licences in which the Farmee had earned an interest pursuant to the Agreement prior to the default.

      (d) Nothing in this Clause shall release the Farmee from any obligations to indemnify or to be liable to the Farmor or the Buy-in Party pursuant to the terms of this Agreement, to pay any amount owing to the Farmor or the Buy-in Party to maintain information confidential or, if applicable, to finish Abandoning any Farm-in Well.

      (e) Nothing in this Clause shall release the Farmor from any obligations to indemnify or to be liable to the Farmee pursuant to the terms of this Agreement.

19.2  Clause Does Not Affect Rights At Law

      The rights granted to the Farmor in this Clause 19 shall be in addition to, and not in substitution for, any other right or remedy which the Farmor may have hereunder and specifically, the existence or the exercise of those rights shall not deprive the Farmor either wholly or partially of any other right or remedy at law or in equity.

19.3  Right To Charge Interest For Financial Default

      If a Party fails to pay or advance within the time period prescribed any amount as provided hereunder, such Party shall pay to the applicable Party interest with respect to that unpaid amount from the day such payment is due until the day it is paid, at the rate of LIBOR plus 3.0%, regardless of whether the payee Party has notified the payor Party in advance of its intention to charge interest with respect to that unpaid amount. The obligation to pay interest is to apply until such default is rectified and shall not merge into a judgement for principal and interest, or either of them. The parties waive the application of any Regulations to the contrary, insofar as such waiver is permitted by the Regulations.


20    CONFIDENTIALITY AND ANNOUNCEMENTS

20.1  Confidentiality Requirement

      Each Party entitled to information obtained hereunder may use such information for its sole benefit. Such Parties shall take such measures with respect to operations and internal security as appropriate in the circumstances to keep confidential from and prevent disclosure to third persons all such information, except information which the Parties have expressly agreed among themselves to release, and information disclosed by a Party:

      (a) when and to the extent required by the Regulations and securities laws applicable to such Party, provided that such Party shall invoke any confidentiality protection permitted by such Regulations and securities laws;

      (b) to an Affiliate, provided that, such Party shall be deemed to have required such Affiliate to maintain the confidential status of the disclosed information and that such Affiliate shall be deemed to have accepted such obligation and that such Party shall be liable for any loss suffered by the other Parties, or any of them, because of the failure of such Affiliate to maintain such information confidential;

      (c) to a third person to which such Party has been permitted to assign a portion of its interest hereunder, provided that a binding covenant is obtained from such third person prior to disclosure which provides that none of such information shall be disclosed by it to any other third person; and

      (d) to the legal, technical, financial or other professional consultants of such Party which require such information to provide their services to such Party or to a bank or other financial institution from which such Party is attempting to obtain financing, provided that a binding covenant is obtained from such consultant or financier, as the case may be, prior to such disclosure, which provides, inter alia, that none of such information shall be disclosed by it to any other third person or used for the purposes other than advising such Party or providing financing to such Party, as the case may be.

      The confidentiality and non-disclosure obligations in this Clause 20.1 shall not extend to information to the extent it is in the public domain, provided that, specific items of information shall not be considered to be in the public domain merely because such items are embraced by more general information in the public domain.


20.2  Confidentiality Requirement To Continue

      Any Party which otherwise ceases to be bound by the provisions of this Agreement shall remain bound by the provisions of this Clause 20 with respect to information obtained hereunder or under the Buy-in Agreement until and to the extent that such information is in the public domain.


20.3  Announcements

      This Agreement shall remain confidential and no Party shall make any public announcement or statement with respect thereto without the consent of the other Parties other than as may be required by law or the Regulations or the rules of any recognised Stock Exchange on which their respective shares are listed or to relevant government departments.


21    ASSIGNMENT

21.1 Except as provided in Clause 21.2 below, the respective rights and duties of the Farmee hereunder shall not be assigned without the prior written consent of the Farmor.

21.2 Should the Farmee or Farmor desire or elect to sell or assign all or any part of its interests under this Agreement or its rights and interests in the Licences or Areas, such Party shall promptly give written notice to the other Party, with full information concerning its proposed sale or assignment, which notice shall include the name and address of the prospective purchaser or assignee (who must be ready, willing and able to purchase), the purchase price and all other terms of the offer. The Party receiving such notice shall then have an optional prior right for a period of thirty (30) days after receipt of the notice, to purchase on the same terms and conditions the interest which the Party providing such notice proposes to sell; provided, however, Party receiving such notice shall have no preferential right to purchase in those cases where the Party providing such notice wishes to mortgage all or part of its interests or create lien rights on all or part of its interests, or to dispose of all or part of its interests by merger, reorganisation, consolidation or to sell all or substantially all of its assets or to dispose of all or part of its interest to a subsidiary, Affiliate or parent company or to a subsidiary of a parent company, or to any company or entity in which the Party providing such notice owns a minimum of a 25% economic interest. Any such sale or assignment shall be subject to the provisions of this agreement.

21.3 The provisions of this Agreement shall enure for the benefit of and be binding on the successors in title and permitted assignees of the Parties.


22    FORCE MAJEURE

22.1  Definition of Force Majeure

      In this Clause 22 "Force Majeure" means an occurrence beyond the reasonable control of the Party claiming suspension of an obligation hereunder, and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, blockade, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials or government restraint, action, delay or inaction.


22.2  Suspension of Obligations Due to Force Majeure

      If any Party is prevented by Force Majeure from fulfilling any obligation hereunder, the obligation so affected shall be suspended to the extent that the Party is prevented from performing such obligation for so long as the Force Majeure prevents the performance of such obligation and for such time thereafter as that Party may reasonably require to commence to fulfil such obligation. A Party prevented from fulfilling any obligation by Force Majeure shall promptly give the other Parties notice of the Force Majeure and the affected obligations, including reasonably full particulars thereof.


22.3  Obligation to Remedy

      The Party claiming suspension for an obligation by reason of Force Majeure shall promptly use all reasonable efforts to remedy the cause and effect of the applicable Force Majeure and such Party shall promptly give the other Parties notice when the Force Majeure ceases to prevent the performance of the applicable obligation. The term of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of that Party, and that Party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the event of Force Majeure.


22.4  No Exception for Lack of Finances

      Notwithstanding anything else in this Clause 22, lack of finances shall not be considered an event of Force Majeure, nor shall any Force Majeure suspend any obligation for the payment of money due hereunder.

22.5  Surface Access Difficulties

      Notwithstanding any provision to the contrary contained herein, to the extent that surface conditions do not enable the Farmee to have access to the Farm-in Areas within the time period specified for the commencement and/or completion of an operation thereon, the Farmee shall give notice of same to the Farmor. If the Farmor consents, with such consent not unreasonably withheld, that operation may be postponed until such time as surface conditions permit access to the location of such operation, at which time the Farmee shall move the requisite equipment thereto in a timely manner.


23    MISCELLANEOUS

23.1  Further Acts and Documents

      Each Party undertakes to do or procure to be done all such acts (including the execution of any appropriate documents) as may be necessary to consummate the transactions contemplated hereby or fully to give effect to the intent and purpose of this Agreement.

23.2  Notices

     Any notice pursuant to this Agreement shall be given in accordance with the following provisions:

   Notice to the Farmor shall be given to:

   Independent Energy UK Limited
   Second Floor  Park House
   Park Street
   Maidenhead
   Berkshire
   SL6 1SL
   UK

   Attention :  Mr W E Evans
   Fax :        01628 671976
   Notices to the Farmees  shall be given to:

   1.  Archean Energy (U.K.) Limited
       c/o Suite 1000
       Home Oil Tower
       324 - 8th Avenue S.W.,
       Calgary
       Alberta
       T2P 2Z2
       Canada

       Attention:  Mr L J Parks
       Fax:        00 1 403 237 0765


   2.  ISO (U.K.) Limited
       c/o Suite 1000
       Home Oil Tower
       324 - 8th Avenue S.W.,
       Calgary
       Alberta
       T2P 2Z2
       Canada

       Attention:  Mr L J Parks
       Fax:        00 1 403 237 0765


   Notices to Altwood shall be given to:

       Altwood Petroleum Limited
       Chenies House
       Altwood Close
       Maidenhead
       Berkshire

       SL6 4PP
       UK

       Attention:  Mr W E Evans
       Fax:        01628 635601



23.3  Liability to Stamp Duty

      It is agreed that in the event that any stamp duty becomes chargeable on this Agreement or any implementation documentation executed pursuant to and in performance of this Agreement it shall be dealt with in accordance with the Stamp Duty Agreement of even date herewith.


23.4  Costs and Expenses

      Each Party shall bear its own legal costs and expenses in connection with the preparation and execution of this Agreement.


23.5  Entirety of Agreement and Prior Agreements

      This Agreement and the instruments referred to herein constitute the entire agreement and understanding of the Parties in relation to the matters contained herein and supersedes any and all prior negotiations, proposals, statements of intent, correspondence and representations made by either or both of the Parties with respect thereto.


23.6  Amendment and Agreement

      This agreement may only be altered, varied or amended by a written instrument executed by the Parties.


24    GOVERNING LAW

      This Agreement is governed by and shall be construed in accordance with the Law of England and Wales and each of the Parties hereby irrevocably submit to the exclusive jurisdiction of the High Court of England and Wales.


25    EFFECTIVE DATE

      This Agreement shall take effect on the Effective Date.


IN WITNESS whereof this Agreement has been signed for and on behalf of the Parties.



_______________________
SIGNED for and on behalf of
INDEPENDENT ENERGY UK LIMITED



_______________________
SIGNED for and on behalf of
ISO (U.K.) LIMITED



_______________________
SIGNED for and on behalf of
ARCHEAN ENERGY (U.K.) LIMITED



_______________________
SIGNED for and on behalf of
ALTWOOD PETROLEUM LIMITED